Exhibit 16.1

Letter from Moore & Associates, Chartered

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS & ADVISORS
PCAOB REGISTERED

January 22, 2009

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Moore & Associates, Chartered was previously principal accountant for Sterling Mining Company (the “Company”) and has reviewed the quarterly financial statements through September 30, 2008. Effective January 16, 2009, we resigned from the Company as principal accountants. We have read the Company’s statements included its Form 8-K dated January 22, 2009, and we agree with such statements contained therein.

Sincerely,

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered January 22, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89128 (702)253-7511 Fax: (702)253-7501

NOT PLACE UNDUE RELIANCE ON STATEMENTS CONTAINING FORWARD-LOOKING INFORMATION.